Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2018 RESULTS

DALLAS--(BUSINESS WIRE)—November 5, 2018-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the third quarter of 2018. For the third quarter of 2018, the Company generated a net loss of $126.1 million, or $0.31 per diluted share as compared to net loss of $63.4 million or $0.16 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $91.5 million or $0.23 per diluted share for the third quarter of 2018.

Andrew G. Inglis, chairman and chief executive officer, said: “The third quarter has been one of transition for Kosmos, closing the Gulf of Mexico acquisition, integrating the assets and people into the Kosmos organization and ensuring we are positioned to take advantage of a high-quality portfolio across our growing businesses in Ghana, Equatorial Guinea, Gulf of Mexico, Mauritania and Senegal, and our Atlantic Margin exploration portfolio. In 2018, we expect to generate substantial free cash flow and remain on track to meet our previously communicated year-end 2018 net leverage target. Our 2019 capital budget is prioritized on our high-return opportunities with around 85% of the spend on infill drilling and infrastructure led exploration. With this focus on high-return projects we expect to deliver short and medium-term production and cash flow growth and shareholder returns, beginning with our inaugural dividend payment in the first quarter of 2019."

Third quarter 2018 revenues were $243 million versus $151 million in the same quarter of 2017, on sales of 3.3 million barrels of oil equivalent (boe) in 2018 as compared to 2.9 million barrels in 2017. Including the impact of the Company’s hedging program, revenue was $58.04 per boe in the third quarter of 2018. At quarter end, the Company was in a net underlift position of approximately 0.2 million barrels of oil.

Production expense for the third quarter was $55 million, or $16.57 per boe, versus $39 million, or $13.33 per barrel, in the third quarter of 2017. Production expense per boe increased in the third quarter of 2018 compared to the same quarter a year ago primarily because the year ago quarter included insurance proceeds received related to the Jubilee FPSO turret bearing issue, and a credit accrual adjustment from the operator of the Jubilee and TEN fields.

Exploration expenses totaled $148 million for the third quarter. This total comprises amounts related to ongoing seismic and geologic and geophysical costs, approximately $50 million of seismic purchases in the Gulf of Mexico, unsuccessful well costs of approximately $13 million related to Suriname drilling, and $58 million of expense related to the non-cash write off of capitalized costs associated with the Akasa and Wawa fields.

Depletion and depreciation expense for the quarter was $80 million, or $24.09 per boe compared to $25.01 per barrel in the third quarter of 2017.

General and administrative expenses were $26 million during the third quarter. This amount includes approximately $17 million in cash expense and $9 million in non-cash equity based compensation expense.

Third quarter results included a mark-to-market loss of $57 million related to the Company’s oil derivative contracts. At September 30, 2018, the Company’s hedging position had a total commodity net liability value of approximately $267 million, which includes hedges assumed as part of the Gulf of Mexico acquisition. As of the quarter end and including recently executed hedges, Kosmos had approximately 19 million barrels of oil hedged covering 2018 through 2020.

Gain on our equity method investments net during the third quarter was approximately $25 million and represents Kosmos' 50 percent ownership of our equity method investment in Kosmos Trident International Petroleum Inc. (KTIPI), which holds our production interests in Equatorial Guinea. Under the equity method of accounting, Kosmos only recognizes its share of the adjusted net income of KTIPI, including basis difference amortization, which is recorded in the Gain on equity method investments, net in the consolidated statement of operations. Year to date through the end of October, the assets have delivered approximately $240 million of cash dividend distributions to Kosmos, resulting in a payback of under one year for the Equatorial Guinea acquisition, which closed in November 2017.

Total capital expenditures in the third quarter were $109 million, bringing the total year to date capital expenditures to $264 million.

Kosmos exited the third quarter of 2018 with approximately $668 million of liquidity and $1,943 million of net debt. Liquidity includes $200 million of additional firm commitments under the Company's reserves-based loan facility.

OPERATIONAL UPDATE

Ghana

Production Optimization & Exploitation

During the third quarter of 2018, gross sales volumes from the Jubilee and TEN fields averaged approximately 156,900 barrels of oil per day (bopd). Production in Ghana continues to grow following the Jubilee turret remediation work and the new wells brought online at both Jubilee and TEN during the quarter.

At Jubilee, production averaged approximately 94,300 barrels of oil per day (bopd) for the quarter, delivering two cargos net to Kosmos, as expected. One new producer well at Jubilee was brought online in the third quarter, with a second expected in the fourth quarter. Production from these wells, together with enhancements to gas handling capacity, is expected to increase Jubilee production towards the FPSO nameplate capacity of 120,000 bopd.

At TEN, production averaged approximately 62,600 bopd for the quarter, delivering one cargo net to Kosmos, as expected. One new producer well at Ntomme came online in August. Kosmos expects this well to support current production levels of approximately 65,000 to 70,000 bopd through the end of the year when a second new production well is scheduled to be brought onstream to increase production towards the FPSO nameplate capacity. The TEN FPSO has previously been tested at rates above the 80,000 bopd nameplate capacity, and Kosmos expects to further test this capacity in 2019 as additional wells come on stream.

A second rig, which arrived in September, is being used for drilling operations, with the current rig set up for a continuous completion program. Taking advantage of low rig rates in the current environment is expected to accelerate the addition of new wells in Ghana, increasing production towards FPSO capacity sooner, with the goal of achieving gross production from Jubilee and TEN of 180,000 to 200,000 bopd over the next three years.

Equatorial Guinea

Production Optimization & Exploitation

Production in Equatorial Guinea averaged approximately 42,600 bopd in the third quarter, and with strong performance in the first half of the year, the company is on track to slightly exceed its gross 43,000 bopd 2018 annual guidance. The installation of electrical submersible pumps (“ESP”) to increase artificial lift capacity and enhance production is expected to begin early in the fourth quarter. As of the end of the third quarter, Kosmos has received approximately $208 million in dividends from the Kosmos-Trident joint venture and had received $240 million in dividends through the end of October.

Short-Cycle Production Growth

During the quarter, Kosmos continued acquiring seismic over Blocks S, W, and EG-21 and the Company will use processed seismic to high grade prospects for drilling planned in the latter part of 2019.

Gulf of Mexico

Production Optimization & Exploitation

At Odd Job (Kosmos 55% WI), a second development well was brought online in late September and connected to the Delta House Floating Production System (FPS), providing near-term growth at the field. A third Odd Job well was drilled in May, exceeding pre-drill resource estimates, and is expected to start production through existing subsea infrastructure to the Delta House FPS by early 2020.

Gulf of Mexico production during the period from transaction close until the end of the third quarter averaged approximately 24,200 barrels of oil equivalent per day (boepd).

Short Cycle Production Growth

As part of the Gulf of Mexico transaction, Kosmos acquired a portfolio of short-cycle growth assets, including a high-quality inventory of exploration prospects. During the third quarter, the Nearly Headless Nick prospect (Kosmos 21.95% WI), located in Mississippi Canyon Block 387, was successfully drilled to a total depth of 5,807 meters (19,052 feet) and encountered approximately 26 meters (85 feet) of net pay in the Middle Miocene objective. Nearly Headless Nick is a subsea tieback oil discovery, which is expected to be brought online through the Delta House facility in 2020, adding near-term reserves and production growth. Early delivery of this short-term growth opportunity highlights the value of the acquisition.

Competition for basin access remains near historical lows and, in August, Kosmos expanded its inventory as one of the most active participants in Gulf of Mexico Lease Sale 251 with apparent high bids on seven deepwater blocks. As part of the Company’s strategy to expand its position in the Gulf of Mexico, in the third quarter Kosmos incurred approximately $50 million of exploration expense to acquire seismic over new prospective areas and to re-license seismic over existing fields.

Mauritania & Senegal

Development of World-Scale Discoveries - Tortue

In partnership with BP, the Company continues to make progress in Senegal and Mauritania with the Tortue LNG development. The FEED work for phase 1 is substantially complete. The Unit Development Plan has been submitted to both governments, and the partnership has reached agreement with the Governments of Mauritania and

Senegal on the non-PSA fiscal terms for this cross border project. The Tortue project remains on track for phase 1 FID around year-end 2018. With the non-PSA fiscal terms agreed, the partnership intends to submit the Declaration of Commerciality. The next key step is for the governments to grant the Exclusive Exploitation Authorization which would enable FID. In parallel, the partnership is progressing the LNG offtake agreement.

Longer-Cycle Frontier Exploration

Kosmos continues to advance its frontier exploration program with a strong portfolio of high-impact opportunities and expects to be active in 2019 with a number of exploration and appraisal opportunities. Kosmos maintains an active new ventures and seismic acquisition program to enable a sustainable drilling program in 2020 and beyond.

Strategic Exploration Alliance

In October 2018, Kosmos entered into a strategic exploration alliance with Shell Exploration Company B.V. (“Shell”) to jointly explore in Southern West Africa. Initially, the alliance will focus on Namibia, where Kosmos has completed the farm-in to Shell's acreage in PEL 39, and Sao Tome & Principe where we have entered into exclusive negotiations for Shell to take an interest in Kosmos’ acreage in Blocks 5, 6, 11, and 12. As part of the alliance, the two companies will also jointly evaluate opportunities in adjacent geographies. This alliance is consistent with Kosmos’ strategy of partnering with supermajors to leverage complimentary skillsets. Shell has deep expertise in carbonate plays, while Kosmos brings significant knowledge of the Cretaceous in West Africa. Furthermore by working with Shell, Kosmos has a partner with the expertise to move exploration successes through the development stage efficiently.

2019 Capital Program

Kosmos expects to invest approximately $500 to $600 million of net capital in 2019. The 2019 budget is weighted towards high-return short-cycle development and exploration activity that delivers near-term production and cash flow growth. This budget is the outcome of a disciplined capital allocation process, the objective of which is to deliver on the Company's short- and medium-term growth targets, ensure the long-term sustainability of the Company, and deliver consistent returns to shareholders.

Activity Type	%
Production Optimization & Exploitation	~55%
Short-Cycle Production Growth	~30%
Development of World-Scale Discoveries	~5%
Longer-Cycle Frontier Exploration	~10%

Area	%
Ghana	~30%
Equatorial Guinea	~15%
Gulf of Mexico	~40%
Mauritania / Senegal	~5%
Longer-Cycle Exploration	~10%

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2018 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event and slides can be accessed on the

Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margin. Our key assets include production offshore Ghana, Equatorial Guinea and U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable exploration program balanced between proven basin short-cycle exploration (Equatorial Guinea and U.S. Gulf of Mexico), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Cote d'Ivoire, Namibia and Sao Tome and Principe). Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2017 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity‑based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Facility EBITDAX definition includes 50% of the EBITDAX adjustments of Kosmos-Trident International Petroleum Inc. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange

Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues and other income:
Oil and gas revenue	$242,833	$151,240	$585,220	$391,035
Gain on sale of assets	7,666	—	7,666	—
Other income, net	(280)	2	(17)	58,697
Total revenues and other income	250,219	151,242	592,869	449,732

Costs and expenses:
Oil and gas production	55,078	39,187	151,661	80,677
Facilities insurance modifications, net	12,334	(3,906)	21,812	(1,334)
Exploration expenses	148,238	36,983	246,912	162,679
General and administrative	25,963	20,029	65,343	50,555
Depletion and depreciation	80,041	73,490	208,607	180,909
Interest and other financing costs, net	23,549	18,478	68,113	54,729
Derivatives, net	57,357	26,864	236,107	(36,404)
(Gain) loss on equity method investments, net	(24,841)	4,804	(59,637)	11,230
Other expenses, net	(12,807)	233	(8,164)	3,003
Total costs and expenses	364,912	216,162	930,754	506,044

Loss before income taxes	(114,693)	(64,920)	(337,885)	(56,312)
Income tax expense (benefit)	11,364	(1,515)	(58,329)	44,401
Net loss	$(126,057)	$(63,405)	$(279,556)	$(100,713)

Net loss per share:
Basic	$(0.31)	$(0.16)	$(0.70)	$(0.26)
Diluted	$(0.31)	$(0.16)	$(0.70)	$(0.26)

Weighted average number of shares used to compute net loss per share:
Basic	404,536	389,058	399,026	388,114
Diluted	404,536	389,058	399,026	388,114

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$192,646	$233,412
Receivables, net	252,339	160,961
Other current assets	195,794	139,229
Total current assets	640,779	533,602

Property and equipment, net	3,509,537	2,317,828
Other non-current assets	179,148	341,173
Total assets	$4,329,464	$3,192,603

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$153,922	$141,787
Accrued liabilities	262,310	219,412
Other current liabilities	212,217	67,531
Total current liabilities	628,449	428,730

Long-term liabilities:
Long-term debt, net	2,094,534	1,282,797
Deferred tax liabilities	401,826	476,548
Other non-current liabilities	269,722	107,416
Total long-term liabilities	2,766,082	1,866,761

Total shareholders’ equity	934,933	897,112
Total liabilities and shareholders’ equity	$4,329,464	$3,192,603

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Operating activities:
Net loss	$(126,057)	$(63,405)	$(279,556)	$(100,713)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	82,387	76,042	215,676	188,563
Deferred income taxes	(2,219)	(8,197)	(84,095)	32,820
Unsuccessful well costs	70,294	20,910	114,948	24,515
Change in fair value of derivatives	54,267	33,020	232,057	(25,924)
Cash settlements on derivatives, net(1)	(46,484)	5,858	(102,705)	25,275
Equity-based compensation	8,890	9,616	25,975	29,945
Gain on sale of assets	(7,666)	—	(7,666)	—
Loss on extinguishment of debt	268	—	4,324	—
Distributions in excess of equity in earnings	1	4,804	5,235	11,230
Other	788	898	1,237	3,412
Changes in assets and liabilities:
Net changes in working capital	55,345	32,380	(35,183)	(94,711)
Net cash provided by operating activities	89,814	111,926	90,247	94,412

Investing activities
Oil and gas assets	(56,655)	(57,907)	(149,305)	(100,712)
Other property	(745)	(185)	(3,560)	(1,639)
Acquisition of oil and gas properties, net of cash acquired	(961,764)	—	(961,764)	—
Return of investment from KTIPI	62,658	—	142,628	—
Proceeds on sale of assets	13,703	—	13,703	222,068
Net cash provided by (used in) investing activities	(942,803)	(58,092)	(958,298)	119,717

Financing activities:
Borrowings on long-term debt	1,000,000	—	1,000,000	—
Payments on long-term debt	(75,000)	(50,000)	(175,000)	(250,000)
Purchase of treasury stock	0	(171)	(17,695)	(2,116)
Deferred financing costs	(11,002)	—	(36,745)	—
Net cash provided by (used in) financing activities	913,998	(50,171)	770,560	(252,116)

Net increase (decrease) in cash, cash equivalents and restricted cash	61,009	3,663	(97,491)	(37,987)
Cash, cash equivalents and restricted cash at beginning of period	146,486	231,545	304,986	273,195
Cash, cash equivalents and restricted cash at end of period	$207,495	$235,208	$207,495	$235,208

(1)
Cash settlements on commodity hedges were $(50.0) million and $12.1 million for the three months ended September 30, 2018 and 2017, respectively, and $(107.3) million and $36.4 million for the nine months ended September 30, 2018 and 2017.

Kosmos Energy Ltd.
Equity Method Investment
(In thousands, unaudited)

	Three months ended	Nine months ended
	September 30, 2018	September 30, 2018
Revenues and other income:
Oil and gas revenue	$215,408	$600,158
Other income	(72)	44
Total revenues and other income	215,336	600,202

Costs and expenses:
Oil and gas production	40,334	115,366
Depletion and depreciation	33,044	108,996
Other expenses, net	(58)	(211)
Total costs and expenses	73,320	224,151

Income before income taxes	142,016	376,051
Income tax expense	50,796	134,047
Net income	$91,220	$242,004

Kosmos' share of net income	$45,610	$121,002
Basis difference amortization(1)	20,769	61,365
Equity in earnings - KTIPI	$24,841	$59,637

(1)
The basis difference, which is associated with oil and gas properties and subject to amortization, has been allocated to the Ceiba Field and Okume Complex. We amortize the basis difference using the unit-of-production method.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended
	September 30,
	2018			2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total	Kosmos
Net income (loss)	$(126,057)	$24,841	$(101,216)	$(63,405)
Exploration expenses	148,238	—	148,238	36,983
Facilities insurance modifications, net	12,334	—	12,334	(3,906)
Depletion and depreciation	80,041	37,291	117,332	73,490
Equity-based compensation	8,890	—	8,890	9,616
Derivatives, net	57,357	—	57,357	26,864
Cash settlements on commodity derivatives	(49,994)	—	(49,994)	12,078
Inventory impairment and other	(2)	—	(2)	(501)
Disputed charges and related costs	(12,682)	—	(12,682)	821
Gain on sale of assets	(7,666)	—	(7,666)	—
Loss on equity method investment - KBSL	—	—	—	4,804
Gain on equity method investment - KTIPI	(24,841)	—	(24,841)	—
Interest and other financing costs, net	23,549	—	23,549	18,478
Income tax expense (benefit)	11,364	25,398	36,762	(1,515)
EBITDAX	$120,531	$87,530	$208,061	$113,807

	Nine months ended
	September 30,
	2018			2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total(2)	Kosmos
Net income (loss)	$(279,556)	$59,637	$(219,919)	$(100,713)
Exploration expenses	246,912	—	246,912	162,679
Facilities insurance modifications, net	21,812	—	21,812	(1,334)
Depletion and depreciation	208,607	115,862	324,469	180,909
Equity-based compensation	25,975	—	25,975	29,945
Derivatives, net	236,107	—	236,107	(36,404)
Cash settlements on commodity derivatives	(107,259)	—	(107,259)	36,426
Inventory impairment and other	(7)	—	(7)	(417)
Disputed charges and related costs	(9,721)	—	(9,721)	3,260
Gain on sale of assets	(7,666)	—	(7,666)	—
Loss on equity method investment - KBSL	—	—	—	11,230
Gain on equity method investment - KTIPI	(59,637)	—	(59,637)	—
Interest and other financing costs, net	68,113	—	68,113	54,729
Income tax expense (benefit)	(58,329)	67,024	8,695	44,401
EBITDAX	$285,351	$242,523	$527,874	$384,711

	Twelve Months Ended
	September 30, 2018
	Kosmos	Equatorial Guinea (Equity Method)(2)	Total
Net income (loss)	$(401,635)	$64,871	$(336,764)
Exploration expenses	300,283	—	300,283
Facilities insurance modifications, net	22,326	—	22,326
Depletion and depreciation	282,901	127,043	409,944
Equity-based compensation	35,943	—	35,943
Derivatives, net	332,479	—	332,479
Cash settlements on commodity derivatives	(104,948)	—	(104,948)
Inventory impairment and other	813	—	813
Disputed charges and related costs	(8,019)	—	(8,019)
Gain on sale of assets	(7,666)	—	(7,666)
Loss on equity method investment - KBSL	256	—	256
Gain on equity method investment - KTIPI	(64,871)	—	(64,871)
Interest and other financing costs, net	90,979	—	90,979
Income tax expense (benefit)	(57,793)	70,318	12,525
EBITDAX	$421,048	$262,232	$683,280

(1)
For the three months ended September 30, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)
For the twelve months ended September 30, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment from the date of acquisition, November 28, 2017 through September 30, 2018, as we account for such investment under the equity method.

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss	$(126,057)	$(63,405)	$(279,556)	$(100,713)

Derivatives, net	57,357	26,864	236,107	(36,404)
Cash settlements on commodity derivatives	(49,994)	12,078	(107,259)	36,426
Gain on sale of assets	(7,666)	—	(7,666)	—
Facilities insurance modifications, net	12,334	(3,906)	21,812	(1,334)
Inventory impairment and other	(2)	(501)	(7)	(417)
Disputed charges and related costs	(12,682)	821	(9,721)	3,260
Impairment of suspended well costs	57,772	—	57,772	—
Loss on extinguishment of debt	268	—	4,324	—
Loss on equity method investments, net	—	4,804	—	11,230
Total selected items before tax	57,387	40,160	195,362	12,761

Income tax expense on adjustments(1)	(22,798)	(13,630)	(64,446)	(8)
Adjusted net loss	$(91,468)	$(36,875)	$(148,640)	$(87,960)

Net loss per diluted share	$(0.31)	$(0.16)	$(0.70)	$(0.26)

Derivatives, net	0.14	0.07	0.59	(0.09)
Cash settlements on commodity derivatives	(0.12)	0.04	(0.27)	0.09
Gain on sale of assets	(0.02)	—	(0.02)	—
Facilities insurance modifications, net	0.03	(0.01)	0.05	—
Inventory impairment and other	—	—	—	—
Disputed charges and related costs	(0.03)	—	(0.03)	0.01
Impairment of suspended well costs	0.14	—	0.13	—
Loss on extinguishment of debt	—	—	0.01	—
Loss on equity method investments, net	—	0.01	—	0.02
Total selected items before tax	0.14	0.11	0.46	0.03

Income tax expense on adjustments(1)	(0.06)	(0.04)	(0.15)	0.00
Adjusted net loss per diluted share	$(0.23)	$(0.09)	$(0.39)	$(0.23)

Weighted average number of diluted shares	404,536	389,058	399,026	388,114

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Operational Summary(1)
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Volume Sold
Oil (MMBbl)
Kosmos	3.247	2.939	8.076	7.830
Equity method investment - Equatorial Guinea	1.448	N/A	4.278	N/A
Total Oil (MMBbl)	4.695	2.939	12.354	7.830
Gas (MMcf)	0.309	—	0.309	—
NGL (MMBbl)	0.024	—	0.024	—
Total (MMBoe)	4.771	2.939	12.430	7.830

Revenue
Oil sales:
Kosmos	$241,139	$151,240	$583,526	$391,035
Equity method investment - Equatorial Guinea	107,704	N/A	300,079	N/A
Total Oil sales	348,843	151,240	883,605	391,035
Gas sales	975	—	975	—
NGL sales	719	—	719	—
Total sales	350,537	151,240	885,299	391,035
Cash settlements on commodity derivatives	(49,994)	12,078	(107,259)	36,426
Realized revenue	$300,543	$163,318	$778,040	$427,461

Oil and Gas Production Costs
Kosmos	$55,078	$38,118	$151,661	$79,110
Equity method investment - Equatorial Guinea	20,167	1,069	57,683	1.567
Total oil and gas production costs	$75,245	$39,187	$209,344	$80,677

Oil sales per Bbl:
Kosmos	$74.27	$51.46	$72.25	$49.94
Equity method investment - Equatorial Guinea	74.38	—	70.14	—
Total Oil sales per Bbl	74.30	51.46	71.52	49.94
Gas sales per Mcf	3.16	—	3.16	—
NGL sales per Bbl	29.96	—	29.96	—
Total sales per Boe	73.47	51.46	71.22	49.94
Cash settlements on commodity derivatives per oil Bbl(2)	(15.40)	4.11	(13.28)	4.65
Realized revenue per Boe(3)	62.99	55.57	62.59	54.59

Oil and gas production costs per Boe:
Kosmos	$16.57	$13.33	$18.60	$10.30
Equity method investment - Equatorial Guinea	13.93	N/A	13.48	N/A
Total oil and gas production costs	15.77	13.33	16.84	10.30

(1)
For the three and nine months September 30, 2018, we have presented separately our 50% share of the results from operations for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)	Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos's Net Oil Volumes Sold.

(3)
Realized revenue includes revenue from Kosmos, Equatorial Guinea (equity method investment), and Cash settlements on commodity derivatives; on a per Boe basis realized revenue is calculated using the total Net Volume Sold from both Kosmos and Equatorial Guinea (equity method investment).

Ghana was underlifted by approximately 206 thousand barrels as of September 30, 2018.

Hedging Summary
As of September 30, 2018(1)
(Unaudited)

			Weighted Average Price per Bbl
	Index	Volume	Floor(2)	Sold Put	Ceiling	Call
2018:		(MBbl)
Swap with puts	Dated Brent	1,500	$56.75	$43.33	$—	$—
Three-way collars	Dated Brent	733	56.57	41.57	65.91	—
Four-way collars	Dated Brent	751	50.00	40.00	61.33	70.00
Purchased Puts	NYMEX WTI	141	53.00	—	—	—
Collars	NYMEX WTI	35	62.29	—	66.35	—
Swaps	NYMEX WTI	698	54.69	—	—	—
2019:
Three-way collars	Dated Brent	10,500	$53.33	$43.81	$73.58	$—
Swaps	NYMEX WTI	1,747	52.31	—	—	—
Collars	NYMEX WTI	339	57.77	—	63.70	—
Collars	Argus LLS	1,000	60.00	—	88.75	—
2020:
Three-way collars	Dated Brent	2,000	$60.00	$50.00	$90.54	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of September 30, 2018 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 0.5 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, 0.5 MMBbls of purchased (long) calls with a strike price of $70.00/Bbl in 2018, 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019 and 8.0 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2020.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Rhys Williams
+1-214-445-9693
rwilliams@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com